Exhibit 99.1

Vineyard National Bancorp

Press Release

Vineyard National Bancorp Announces Increase of Quarterly Cash Dividend

Rancho Cucamonga, CA. (April 26, 2004) -- Vineyard National Bancorp (NASDAQ:VNBC), the parent company for Vineyard Bank, announced an increase in its quarterly cash dividend to $0.05 per share, payable on May 24, 2004, to shareholders of record as of May 14, 2004. The Company initiated its cash dividend program in the second quarter of 2003 with an initial declaration of $0.02 per share.

“Our three core values; Creativity, Ingenuity and Flexibility, allow us to continue to provide our customers the unique service approach to community-based, relationship banking. We have just completed another record quarter in earnings and growth, and the Board of Directors believes this increase in the cash dividend is an appropriate recognition of these efforts to our shareholders,” stated Norman Morales, president and chief executive officer. “Our employees and our shareholders are our most valuable assets; the Company looks forward to their continued support.”

Vineyard National Bancorp, with approximately $1.1 billion in assets, announced on April 8, 2004, its quarter-end earnings and operating performance results for the period ended March 31, 2004. Net earnings for the quarter ended March 31, 2004 were $3.0 million, or $0.67 per diluted share, compared with net earnings of $1.3 million, or $0.38 per diluted share, for the comparable period in 2003. The growth in earnings of $1.7 million represented an increase of approximately 137% over the comparable period last year. Diluted earnings per share increased 76%, which produced a return on beginning common equity of approximately 44% and a return on average common equity of approximately 42%.

As a continuing component to its Shareholders’ Relations Program, the Company has prepared an expanded presentation describing its operating performance and strategies. The presentation may be accessed at www.vineyardbank.com under its “Investor Relations” section.

Vineyard National Bancorp operates Vineyard Bank, a community bank located in the Inland Empire region of Southern California. Vineyard Bank operates nine full-service branches located in Rancho Cucamonga, Chino, Corona, Crestline, Diamond Bar, Irwindale, Lake Arrowhead, La Verne, and Manhattan Beach, in addition to loan production offices in San Diego, Anaheim, and Irvine. Shares of the Company’s common stock are traded on the NASDAQ National Market System under the ticker symbol “VNBC”.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices
9590 Foothill Blvd. Rancho Cucamonga, CA. 91730. Tel: (909) 581-1668 Fax: (909) 278-0041
Email address: shareholderinfo@vineyardbank.com